Exhibit 10.1

[Execution Version]

SUBSCRIPTION, MERGER AND EXCHANGE AGREEMENT

Dated as of September 29, 2005,

Among

AMERIPATH HOLDINGS, INC.,

AMERIPATH GROUP HOLDINGS, INC.,

AQUA ACQUISITION CORP.,

THE STOCKHOLDERS OF AMERIPATH HOLDINGS, INC.
SET FORTH ON THE SIGNATURE PAGES HEREOF,

And

THE STOCKHOLDERS OF SPECIALTY LABORATORIES, INC.
SET FORTH ON THE SIGNATURE PAGES HEREOF

-i-

-ii-

-iii-

SUBSCRIPTION, MERGER AND EXCHANGE AGREEMENT (this
“Agreement”), dated as of September 29, 2005, among AMERIPATH HOLDINGS, INC., a
Delaware corporation (“Aqua”), AMERIPATH GROUP HOLDINGS, INC., a Delaware
corporation and a wholly owned subsidiary of Aqua (“Holdings”), AQUA ACQUISITION
CORP., a Delaware corporation and a wholly owned subsidiary of Holdings (“Merger Sub”), the stockholders of Aqua set forth on Schedule 1.01(a) hereto (collectively, the “Aqua
Stockholders”), and the stockholders of Specialty Laboratories, Inc., a California corporation
(“Silver”) set forth on Schedule 1.01(b) hereto (collectively, the “Founder Parties”).

WHEREAS, Aqua has organized Holdings, and Holdings has organized Merger
Sub, for the purpose of effecting the transactions contemplated hereby;

WHEREAS, Holdings shall issue 55,121,279 shares of the common stock, par value $0.01 per share, of Holdings (“Holdings Common Stock”) and 55,121,279 shares of Series
A participating preferred stock, par value $0.001 per share, of Holdings (“Holdings Preferred
Stock”) to Aqua Stockholders in exchange for an aggregate $45,900,000, and 47,471,279 shares of the common stock, par value $ 0.01, of Aqua (“Aqua Common Stock”), subject to adjustment in accordance with Sections 1.01(a) and 1.07 hereof and otherwise on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Holdings shall issue 19,930,208 shares of Holdings Common Stock and 19,930,208 shares of Holdings Preferred Stock to Founder Parties in exchange for 9,025,000 shares of the common stock, no par value, of Silver (“Silver Common Stock”), subject to adjustment in accordance with Sections 1.01(b) and 1.07 hereof and otherwise on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend, by executing this Agreement, that the foregoing exchanges of Aqua Common Stock and Silver Common Stock for Holdings Common Stock and
Holdings Preferred Stock qualify as a tax-free exchange under Section 351 of the Internal
Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the respective Boards of Directors of Merger Sub and Aqua have approved and declared advisable, and the Board of Directors of Holdings has approved, the merger of Merger Sub with and into Aqua on the terms and subject to the conditions set forth in this Agreement, and the stockholders of Merger Sub and Aqua have adopted this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, Aqua,
AmeriPath, Inc., a Delaware corporation (“Opco”), Silver and Silver Acquisition Corp., a
California corporation and a wholly owned subsidiary of Opco (“Silver Merger Sub”), have entered into an Agreement and Plan of Merger (the “Silver Merger Agreement”), pursuant to which Silver Merger Sub shall be merged with and into Silver (the “Silver Merger”) and as a result, Opco will acquire all of the outstanding stock of Silver immediately after the consummation of the transactions contemplated by this Agreement;

WHEREAS, in connection with the transactions contemplated by this Agreement, the Certificate of Incorporation of Holdings shall be amended and restated in the form of Exhibit
A hereto (the “Restated Holdings Charter”); and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Transactions (as defined in Section 1.01) and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

The Subscription, Merger and Exchange

SECTION 1.01 The Subscription, Merger and Exchange. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware
General Corporation Law (the “DGCL”), the following transactions shall take place at the
Closing (as defined in Section 1.02) (the transactions contemplated by this Section 1.01 are referred to in this Agreement collectively as the “Transactions”):

(a) Each Aqua Stockholder shall (i) subscribe and pay for and Holdings shall issue to such Aqua Stockholder the number of fully paid and nonassessable shares of Holdings
Common Stock and Holdings Preferred Stock set forth opposite the name of such Aqua
Stockholder on Schedule 1.01(a) of this Agreement under the headings “Holdings Common
Shares From Cash” and “Holdings Preferred Shares From Cash,” respectively, at a purchase price of $1.20 (the “Holdings Common Stock Price”) per share of Holdings Common Stock in cash and $4.80 (the “Holdings Preferred Stock Price”) per share of Holdings Preferred Stock in cash (collectively, the “Holdings Subscription”), or (ii) sell and transfer the number of shares of
Aqua Common Stock set forth opposite such Aqua Stockholder’s name on Schedule 1.01(a) of this Agreement under the heading “Contributed Shares” to Holdings, and, in exchange therefor,
Holdings shall issue to such Aqua Stockholder the number of fully paid and nonassessable shares of Holdings Common Stock and Holdings Preferred Stock set forth opposite the name of such
Aqua Stockholder on Schedule 1.01(a) of this Agreement under the headings “Holdings
Common Shares From Contribution” and “Holdings Preferred Shares From Contribution,”
respectively (the “Aqua Stockholder Exchange”). In addition, prior to the Effective Time (as defined below), it is contemplated that, with the consent of Aqua, certain additional stockholders of Aqua (“Additional Aqua Stockholders”) shall, by execution and delivery of a joinder in the form attached as Exhibit B hereto (a “Joinder”), agree to become parties to this Agreement and be bound by the terms and conditions hereof as if an Aqua Stockholder hereunder. The
Additional Aqua Stockholders shall be entitled to contribute shares of Aqua Common Stock to
Holdings, and in exchange for each such share, Holdings shall issue to such stockholders fully paid and nonassessable shares of Holdings Common Stock and fully paid and nonassessable shares of Holdings Preferred Stock, in each case, in the same proportion and at the same price as the shares of Holdings Common Stock and Holdings Preferred Stock to be issued in the Aqua
Stockholder Exchange. Upon execution and delivery of a Joinder by any Additional Aqua
Stockholder, Schedule 1.01(a) shall be amended, without any further action by any of the parties hereto, to reflect the contribution to be made by such Additional Aqua Stockholder.

(b) Each Founder Party shall sell and transfer the number of shares of Silver
Common Stock set forth opposite the name of such Founder Party on Schedule 1.01(b) of this
Agreement under the heading “Contributed Shares” to Holdings, and, in exchange therefor,
Holdings shall issue to such Founder Party the number of fully paid and nonassessable shares of
Holdings Common Stock and Holdings Preferred Stock set forth opposite the name of such
Founder Party on Schedule 1.01(b) of this Agreement under the headings “Holdings Common
Shares From Contribution” and “Holdings Preferred Shares From Contribution,” respectively
(collectively, the “Founder Exchange”). Notwithstanding the foregoing, if, at the Effective
Time, the Founder Parties do not hold an aggregate 20% or more of the outstanding shares of
Holdings Common Stock and an aggregate 20% or more of the outstanding shares of Holdings
Preferred Stock, then the shares of Silver Common Stock to be contributed by the Specialty
Family Limited Partnership pursuant to the Founder Exchange shall be increased such that at the
Effective Time, the Founder Parties hold an aggregate 20% of the outstanding shares of Holdings
Common Stock and an aggregate 20% of the outstanding shares of Holdings Preferred Stock. In any such event Schedule 1.01(b) shall be amended, without any further action by any of the parties hereto, to reflect the additional contribution to be made by the Specialty Family Limited
Partnership.

(c) (i) Holdings and James B. Peter, M.D., Ph.D. (“Founder”) shall execute and deliver the agreement relating to services to be provided by Founder in the form attached as
Exhibit C (the “Founder Agreement”), and (ii) Holdings, Aqua Stockholders and Founder Parties
shall execute and deliver the Holdings Stockholders’ Agreement in the form attached as Exhibit
D (the “Holdings Stockholders’ Agreement”) and the Registration Rights Agreement in the form attached as Exhibit E (the “Registration Rights Agreement”). The Founder Agreement, the
Holdings Stockholders’ Agreement and the Registration Rights Agreement are, collectively, the
“Holdings Agreements.”

(d) Merger Sub shall be merged with and into Aqua at the Effective Time (as defined in Section 1.03) (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and Aqua shall continue as the surviving corporation (the “Surviving
Corporation”).

(e) At the Effective Time, Holdings and Aqua shall take all action necessary such that each outstanding option to purchase shares of Aqua Common Stock (an “Aqua
Option”), whether or not then exercisable, shall be cancelled and shall entitle the holder thereof to receive, as soon as reasonably practicable after the surrender thereof, only an amount in cash equal to the product of (x) the total number of shares of Aqua Common Stock subject to the
Aqua Option times (y) the excess, if any, of the value of the Merger Consideration over the exercise price per share of Aqua Common stock under such Aqua Option, less applicable Taxes required to be withheld with respect to such payment. The Aqua Option Plan (as defined in
Section 3.03) shall be terminated immediately after the Effective Time, and the provisions in any agreement, arrangement or other benefit plan providing for the issuance, transfer or grant of any capital stock of Aqua or any interest in respect of any capital stock of Aqua shall be deleted immediately after the Effective Time, and Aqua shall take such actions to ensure that following the Effective Time no holder of an Aqua Option or any participant in or a party to the Aqua
Option Plan or any similar plan or other agreement, arrangement or benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the
Surviving Corporation.

SECTION 1.02 Closing. The closing (the “Closing”) of the Transactions shall take place at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York,
10111 as promptly as practicable after all the conditions set forth in Article IX have been satisfied (or, to the extent permitted by Law (as defined in Section 3.05), waived by the parties entitled to the benefits thereof), in each case other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (and in any event, not more than two business days following the satisfaction or waiver of all such conditions), or at such other place, time and date as shall be agreed in writing between Aqua and
Founder. The date on which the Closing occurs is referred to in this Agreement as the “Closing
Date”. Notwithstanding anything to the contrary set forth herein, (i) the Holdings Subscription, the Aqua Stockholder Exchange and the Founder Exchange shall be deemed to occur simultaneously with each other, in each case, immediately prior to the Effective Time, and (ii)
the Effective Time shall be deemed to occur immediately prior to the effective time of the Silver
Merger. All amounts of cash contributed to Holdings by the applicable Aqua Stockholders in exchange for shares of Holdings Common Stock and Holdings Preferred Stock hereunder shall be delivered to Holdings at the Closing by wire transfer of immediately available funds to an account designated by Holdings to such Aqua Stockholders. All certificates (or affidavits of loss reasonably acceptable to Holdings), each accompanied by a stock power duly executed by the record holders thereof, representing the shares of Aqua Common Stock or Silver Common Stock contributed to Holdings in accordance with Section 1.01 shall be delivered to Holdings at the
Closing. At the Closing, Aqua shall surrender to Holdings the certificate representing all of the issued and outstanding shares of Holdings Common Stock prior to the Effective Time and such shares shall be cancelled at Closing in consideration for $6.00 per share payable by Holdings.

SECTION 1.03 Effective Time. Prior to the Closing, Aqua shall prepare, and on the Closing Date Aqua shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of
Merger”) executed in accordance with Section 251 of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the
Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Aqua shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04 Effects. The Merger shall have the effects set forth in the DGCL, including Section 259 of the DGCL.

SECTION 1.05 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. The Certificate of Incorporation of the
Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit F, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) Bylaws. The Bylaws of Aqua as in effect immediately prior to the
Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06 Directors and Officers.

(a) Directors. The directors of Aqua immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) Officers. The officers of Aqua immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may
be.

SECTION 1.07 Adjustment to Purchase Price. The parties acknowledge and agree that the Holdings Subscription, the Aqua Stockholder Exchange and the Founder Exchange
each assume that (i) the per share value of a share of Aqua Common Stock contributed to
Holdings prior to the Effective Time is $6.00, (ii) the per share value of a share of Silver
Common Stock contributed to Holdings prior to the Effective Time is $13.25, (iii) 20% of the value of cash and contributed securities in such Transactions will be used to subscribe for, or will be exchanged for, Holdings Common Stock (the “Holdings Common Allocation”), (iv) 80% of
the value of cash and contributed securities in such Transactions will be used to subscribe for, or will be exchanged for, Holdings Preferred Stock (the “Holdings Preferred Allocation”), and (v)
the per share value of the shares of Holdings Common Stock and Holdings Preferred Stock issued in such transactions are the Holdings Common Stock Price and the Holdings Preferred
Stock Price, respectively. Notwithstanding the foregoing, the parties agree that it may be in the best interest of Holdings to adjust the Holdings Common Allocation and the Holdings Preferred
Allocation or sell shares of Holdings Common Stock and Holdings Preferred Stock at a price per share other than the Holdings Common Stock Price and the Holdings Preferred Stock Price,
respectively. Accordingly, the parties agree that Holdings shall be entitled to amend this agreement to adjust one or more of the Holdings Common Allocation, the Holdings Preferred
Allocation, the Holdings Common Stock Price and Holdings Preferred Stock Price, provided that pursuant to any such amendment (A) the per share value of a share of Aqua Common Stock contributed to Holdings shall remain $6.00, (B) the per share value of a share of Silver Common
Stock contributed to Holdings shall remain at $13.25, (C) the sum of the amended Holdings
Common Allocation and amended Holdings Preferred Allocation equals 100%, (D) the sum of the amended Holdings Common Stock Price and amended Holdings Preferred Stock equals
$6.00, and (E) any such amended Holdings Common Allocation, amended Holdings Preferred
Allocation, amended Holdings Common Stock Price and amended Holdings Preferred Stock
Price shall apply to each of the Holdings Subscription, the Aqua Stockholder Exchange and the
Founder Exchange. Upon any such amendment, Schedules 1.01(a) and 1.01(b) shall be amended, without any further action by any of the parties hereto, to reflect the foregoing amendments to the Holdings Common Allocation, the Holdings Preferred Allocation, the
Holdings Common Stock Price and the Holdings Preferred Stock Price, if any.

ARTICLE II

Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

SECTION 2.01 Effect of Merger on Capital Stock. At the Effective Time, by
virtue of the Merger and without any action on the part of the holder of any capital stock of Aqua or Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Certain Owned Shares. Each share of the common stock, par value $0.01, of Aqua (“Aqua Common Stock”), that is held in the treasury of Aqua, or outstanding and held by Holdings or any direct or indirect wholly owned subsidiary of Aqua, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Holdings Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Aqua Common Stock. Subject to Section 2.01(b), each share of Aqua Common Stock that is issued and outstanding prior to the Effective Time, other than Dissenting Shares (as defined in Section 2.01(d)), shall be converted into the right to receive
$6.00 in cash (collectively, the “Merger Consideration”). As of the Effective Time, all such shares of Aqua Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Aqua Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate, without interest.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Aqua Common Stock that are issued and outstanding immediately prior to the
Effective Time and that are held by a holder who was entitled to and has validly demanded appraisal rights in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s appraisal rights under the DGCL but instead shall be converted into the right to receive payment from the
Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder shall be treated as a share of Aqua Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(c).

ARTICLE III

Representations and Warranties of Aqua

Aqua represents and warrants to the Founder Parties that, except as set forth in the corresponding section of the letter, dated as of the date of this Agreement, from Aqua to the
Founder Parties (the “Aqua Disclosure Letter”), or in any other section of Aqua Disclosure
Letter if the relevance of such disclosure or matter is reasonably apparent (except that no matter shall be deemed to be disclosed for purposes of Section 3.05 or Section 3.20 of Aqua Disclosure
Letter if it is not set forth or cross-referenced in such section of Aqua Disclosure Letter):

SECTION 3.01 Organization, Standing and Power. Each of Aqua and each of its subsidiaries (the “Aqua Subsidiaries”) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate, partnership or limited liability company power and authority to conduct its businesses as presently conducted. Aqua and each Aqua Subsidiary is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify has not had and could not reasonably be expected to have an Aqua Material Adverse Effect (as defined in Section 11.03). Aqua has made available to the Founder Parties true and complete copies of the articles of incorporation of Aqua, as amended to the date of this Agreement (as so amended, the “Aqua Charter”), the Bylaws of Aqua, as amended to the date of this Agreement
(as so amended, the “Aqua Bylaws”) and the comparable charter and organizational documents of each Aqua Subsidiary.

SECTION 3.02 Aqua Subsidiaries; Equity Interests. (a) Section 3.02(a) of Aqua
Disclosure Letter lists each Aqua Subsidiary, its jurisdiction of organization and each holder of outstanding capital stock or other ownership interests of such subsidiary. All the outstanding shares of capital stock or other ownership interests of each Aqua Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in Aqua Disclosure Letter, are owned by Aqua, by another Aqua Subsidiary or by Aqua and another Aqua Subsidiary, free and clear of all pledges, liens, hypothecations, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”). No shares of capital stock of any Aqua Subsidiary have been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. No shares of capital stock of any Aqua Subsidiary are reserved for issuance.

(b) Except for its interests in the Aqua Subsidiaries, Aqua does not as of the date of this Agreement own, directly or indirectly, (i) any capital stock, membership interest, partnership interest or other equity interest in any person or securities convertible into or exchangeable for any equity interest of any person or (ii) any participating interest in the revenues or profits of any person, and neither Aqua nor any Aqua Subsidiary is subject to any obligation to make any investment (in the form of loan, capital contribution or otherwise) in any person.

SECTION 3.03 Capital Structure. The authorized capital stock of Aqua consists of 100,000,000 shares of Aqua Common Stock. At the close of business on September 28, 2005
(the “Capitalization Date”), (i) 57,904,067 shares of Aqua Common Stock were issued and outstanding, (ii) no shares of Aqua Common Stock were held by Aqua in its treasury and
(iii) 8,191,202 shares of Aqua Common Stock were subject to outstanding Aqua Options,
1,108,798 additional shares of Aqua Common Stock were reserved for issuance pursuant to

Aqua’s 2003 Stock Option and Restricted Stock Plan (the “Aqua Option Plan”). Since the
Capitalization Date, no other shares of capital stock or other voting securities of Aqua have been issued or reserved for issuance, other than the issuance of Aqua Common Stock upon the exercise of Aqua Options outstanding on the Capitalization Date and in accordance with their present terms and other than as permitted pursuant to Section 7.01(a). All outstanding shares of
Aqua Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Aqua Charter, the
Aqua Bylaws, any Contract (as defined in Section 3.05) to which Aqua is a party or otherwise.
There are not any bonds, debentures, notes or other indebtedness of Aqua or any Aqua
Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Aqua Common Stock or holders of equity securities of any Aqua Subsidiary may vote (“Voting Aqua Debt”). Except as set forth above there are not any options, warrants, rights, convertible or exchangeable securities, “phantom”
stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, stock-based performance units, commitments, Contracts (as defined in Section 3.05), arrangements or undertakings of any kind to which Aqua or any Aqua Subsidiary is a party
(i) obligating Aqua or any Aqua Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into or exercisable or exchangeable for any capital stock of or other equity interest in,
Aqua or of any Aqua Subsidiary or any Voting Aqua Debt or (ii) obligating Aqua or any Aqua
Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. There are not any outstanding contractual obligations of Aqua or any Aqua Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Aqua or any Aqua Subsidiary.

SECTION 3.04 Authority; Execution and Delivery, Enforceability. Aqua has all
requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions contemplated by this Agreement. The execution and delivery by
Aqua of this Agreement and the consummation by Aqua of the Transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Aqua.
The Aqua Stockholders who hold a majority of the issued and outstanding shares of Aqua
Common Stock, have duly approved this Agreement. Aqua has duly executed and delivered this
Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.05 No Conflicts; Consents. (a) The execution and delivery by Aqua of this Agreement do not, and the consummation of the Merger and the other Transactions contemplated by this Agreement and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to loss of a material asset (including material intellectual property asset) or benefit under, or result in the creation of any Lien upon any of the properties or assets of Aqua or any Aqua
Subsidiary under, any provision of (i) the Aqua Charter, the Aqua Bylaws or the comparable charter or organizational documents of any Aqua Subsidiary, (ii) any contract, lease, license, loan, credit agreement, indenture, note, bond, mortgage, deed of trust, agreement, Aqua Permit

(as defined in Section 3.15), obligation, concession, franchise or other instrument (collectively,
“Contracts”) to which Aqua or any Aqua Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any writ, judgment, order, award, consent decree, waiver, stipulation, subpoena, citation, notice, summons, restraining order, injunction, stay, ruling or decree
(collectively, “Judgments”), or statute, law (including common law), ordinance, rule (including any New York Stock Exchange or other stock exchange rule or listing requirement) or regulation
(collectively, “Laws”) applicable to Aqua or any Aqua Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have an Aqua Material
Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Consent”)
of, or registration, declaration or filing with, or permit from, any government or any court of competent jurisdiction, tribunal, judicial body, arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, commission or other governmental or quasi-
governmental authority or instrumentality, in each case, whether local, state or Federal, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to
Aqua or any Aqua Subsidiary in connection with the execution, delivery and performance of this
Agreement or the consummation of the Transactions contemplated by this Agreement, other than
(i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended (the “HSR Act”), (ii) relicensures that may be required following the Effective
Time pursuant to applicable state or Federal Law, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Aqua is qualified to do business, (iv) such filings as may be required in connection with the taxes described in Section 8.05, and (v) such other items
(A) required solely by reason of the participation of the Founder Parties (as opposed to any third party) in the Transactions or (B) that, individually or in the aggregate, have not had and could not reasonably be expected to have an Aqua Material Adverse Effect.

SECTION 3.06 SEC Documents; Undisclosed Liabilities. (a) Opco has filed all reports, schedules, forms, statements and other documents required to be filed by Opco with the
SEC since December 31, 2002 pursuant to Sections 13(a) and 15(d) of the Securities Exchange
Act of 1934, as amended (the “Exchange Act”) (the “Aqua SEC Documents”).

(b) As of its respective date, each Aqua SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the
SEC promulgated thereunder applicable to such Aqua SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Aqua SEC
Document has been revised or superseded by a later filed Aqua SEC Document, none of the
Aqua SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Aqua included in the Aqua SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved
(except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Opco and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the financial statements filed with the 2004 10-K or incurred in the ordinary course since December 31, 2004, as of the date of this Agreement neither Aqua nor any Aqua Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, could reasonably be expected to have an Aqua Material Adverse Effect.

(d) None of the Aqua Subsidiaries (other than Opco) is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

SECTION 3.07 Absence of Certain Changes or Events. Since December 31,
2004, (i) Aqua and each Aqua Subsidiary has conducted its business only in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement and the Silver Merger Agreement), (ii) no event has occurred and no action has been taken that would have been prohibited by the terms of Section
7.01(a) if such Section had been in effect as of and at all times since December 31, 2004, and
(iii) there has not been any change, event, condition, circumstance or state of facts (whether or not covered by insurance), individually or in the aggregate, that has had or could reasonably be expected to have an Aqua Material Adverse Effect.

SECTION 3.08 Taxes. (a) Each of Aqua and each Aqua Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it with the appropriate Governmental Entity, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or other Taxes owed, have been timely paid. Aqua has afforded the Founder Parties the opportunity to examine true and correct copies of all material Tax Returns, examination reports, ruling requests and statements of deficiencies, filed, assessed against or agreed to by Aqua or any Aqua Subsidiary.

(b) Except as could not reasonably be expected to have an Aqua Material
Adverse Effect, each of Aqua and each Aqua Subsidiary has timely paid any Taxes that are due and payable by it. The most recent financial statements contained in the Aqua SEC Documents filed with the SEC prior to the date of this Agreement (the “Filed Aqua SEC Documents”) reflect an adequate reserve for all Taxes payable (or that may become payable) by Aqua or any Aqua
Subsidiary (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Aqua or any Aqua Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

(c) The Federal income Tax Returns of Aqua and each Aqua Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States
Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years ending on or before December 31, 2001. All material assessments for
Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Aqua or any Aqua Subsidiary. Neither Aqua nor any Aqua
Subsidiary is a party to any Contract with respect to Taxes, including (i) a “closing agreement”
as defined under Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law), (ii) a waiver of any statute of limitations in respect of Taxes or the agreement to an extension of time with respect to a material assessment of deficiency, (iii) any Tax allocation, indemnity or sharing agreement or (iv) a power of attorney with respect to any Tax.

(e) Each of Aqua and each Aqua Subsidiary has complied in all material respects with all applicable Laws relating to the withholding of Taxes and has timely withheld and paid to the proper Governmental Entities all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(f) There are no audits or other administrative or court proceedings presently pending with regard to any Taxes for which Aqua or any Aqua Subsidiary could be liable. No dispute or claim concerning any Taxes for which Aqua or any Aqua Subsidiary could be liable has been claimed or raised by any Governmental Entity in writing to Aqua, and no claim has been made in writing to Aqua by any Governmental Entity in a jurisdiction where Aqua or any
Aqua Subsidiary does not file Tax Returns that Aqua or any such Aqua Subsidiary is, or may be, subject to taxation by that jurisdiction.

(g) Neither Aqua nor any Aqua Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than such a group of which Aqua is the common parent) or (ii) will be required to pay the Taxes of any other person under Treasury regulation Section 1.1502-6 (or similar Law), as a transferee or successor, by
Contract or otherwise.

(h) Within the past five years, neither Aqua nor any Aqua Subsidiary (i) has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under
Section 355 of the Code (or so much of Section 356 as related to Section 355) or (ii) been a party to any transaction that was reported as a reorganization within the meaning of Section 368.

(i) Neither Aqua nor any Aqua Subsidiary is a party to any Contract that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m).

(j) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any Federal, state, local, provincial and foreign Tax return, declaration, statement, report, schedule, form or other information filed with respect to any Tax, including any claim for refunds of any Tax and any attachment to or any amendment or supplement of any of the foregoing, filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

SECTION 3.09 Absence of Changes in Benefit Plans. Except as disclosed in the
Filed Aqua SEC Documents, from the date of the most recent financial statements included in the Filed Aqua SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by Aqua or any Aqua Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change of control, indemnification, disability, death benefit, hospitalization, medical or other plan, agreement, arrangement or understanding providing benefits to any current or former employee, officer or director of Aqua or any Aqua Subsidiary (collectively, “Aqua Benefit
Plans”). Except as disclosed in the Filed Aqua SEC Documents, as of the date of this Agreement there are not any employment, severance or termination agreements or arrangements between
Aqua or any Aqua Subsidiary and any current or former executive officer or director of Aqua or any Aqua Subsidiary (collectively, the “Aqua Benefit Agreements”).

SECTION 3.10 ERISA Compliance; Excess Parachute Payments. (a) The Aqua
Disclosure Letter contains a list of any and all Aqua Benefit Plans, including any and all
“employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement
Income Security Act of 1974, as amended (“ERISA”)) (“Aqua Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other fringe benefit plans or arrangements maintained, or contributed to, by Aqua or any Aqua Subsidiary for the benefit of any current or former employees, consultants, officers or directors of Aqua or any Aqua
Subsidiary (or the dependents of the foregoing or with respect to which Aqua may have any material liability). Each Aqua Benefit Plan has been administered in compliance with its terms and applicable Law, other than instances of noncompliance that, individually and in the aggregate, have not had and could not reasonably be expected to have an Aqua Material Adverse
Effect. All reports and disclosures relating to each Aqua Benefit Plan required to be filed with or furnished to any Governmental Entity or plan participants or beneficiaries have been filed or furnished in all material respects in accordance with applicable law in a timely manner. All contributions required to be made to each Aqua Benefit Plan pursuant to the terms of such plan have been timely made. Aqua has made available to the Founder Parties true, complete and correct copies of (i) each Aqua Benefit Plan (or, in the case of any unwritten Aqua Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal
Revenue Service with respect to each Aqua Benefit Plan (if any such report was required), (iii)
the most recent summary plan description for each Aqua Benefit Plan for which such summary plan description is required and (iv) each true agreement or group annuity contract relating to any Aqua Benefit Plan.

(b) Each Aqua Pension Plan intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has been the subject of a determination letter from the
Internal Revenue Service to the effect that such Aqua Pension Plan is qualified and exempt from
Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Aqua, has revocation been threatened, and nothing has occurred since the date of its most recent determination letter in any respect that would adversely affect its qualification or materially increase its costs.

(c) No Aqua Benefit Plan is a “multiemployer plan” within the meaning of
Section 3(37) of ERISA (a “Multiemployer Pension Plan”), and no Aqua Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(d) None of Aqua, any Aqua Subsidiary, any officer of Aqua or any of the
Aqua Subsidiaries or any of the Aqua Benefit Plans that are subject to ERISA, including Aqua
Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Aqua, any Aqua
Subsidiary or any officer of Aqua or any Aqua Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of
ERISA, except as could not reasonably be expected to have an Aqua Material Adverse Effect.

(e) No Aqua Benefit Plan or trust has been terminated, nor has there been any
“reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Aqua
Benefit Plan during the last five years. Neither Aqua nor any Aqua Subsidiary has incurred a
“complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and
4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Multiemployer Pension Plan.

(f) With respect to any Aqua Benefit Plan that is an employee welfare benefit plan, (i) no such Aqua Benefit Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), and (ii) no such Aqua Benefit Plan provides for life, health, medical, disability or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage provided at no expense to Aqua or any Aqua Subsidiary as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(g) There are no material actions, claims, liens or investigations existing or pending (other than routine claims for benefits) or, to the knowledge of Aqua, threatened with respect to any Aqua Benefit Plan. No Aqua Benefit Plan is under audit or investigation by any
Governmental Entity and no such completed audit, if any, has resulted in the imposition of any
Tax during the last 12 months.

SECTION 3.11 Litigation; Inspections and Investigations. (a) As of the date of this Agreement, there is no claim, suit, action, audit or proceeding pending or, to the knowledge of Aqua, threatened against Aqua, any Aqua Subsidiary or, to the knowledge of Aqua, any person that Aqua or any Aqua Subsidiary has agreed to indemnify in respect thereof, nor, to the knowledge of Aqua, is there any investigation of Aqua (collectively, “Aqua Litigation”) that if adversely decided could result (x) in a liability to Aqua and the Aqua Subsidiaries in excess of
$5,000,000 or (y) in injunctive or other equitable remedy against such parties that would materially affect the operation of the business of Aqua, and Aqua is not aware of any basis for any such claim, suit, action, audit, proceeding or investigation. As of the date of this Agreement, there is no Aqua Litigation that, individually or in the aggregate, has had or could reasonably be expected to have an Aqua Material Adverse Effect. As of the date of this Agreement, there is not any Judgment outstanding against Aqua or any Aqua Subsidiary or affecting any of their respective properties or assets or business operations. There is no Judgment (whether outstanding as of the date of this Agreement or first outstanding after the date of this Agreement) the effect of which has had or could reasonably be expected to have an Aqua Material Adverse Effect.
Aqua and any Aqua Subsidiaries have in all material respects performed all of the obligations required to be performed to the date of this Agreement by any Judgment against Aqua or any
Aqua Subsidiary, or by any Contract that settled any suit, action or proceeding against Aqua or any Aqua Subsidiary.

(b) None of Aqua or any Aqua Subsidiaries nor, to Aqua’s knowledge, any of their respective officers, directors, employees or agents (or stockholders, representatives or other persons acting on the express, implied or apparent authority of such entities) is currently, or has been within the last two years, with respect to any state or Federal criminal enforcement agency or with respect to Medicare, Medicaid, or any other state or Federal health care payment or reimbursement program: (i) the subject of any audit or, to the knowledge of Aqua, any investigation; or (ii) party to any Contract or Judgment that (A) requires, or could reasonably be expected to require, the payment of a material amount of money by Aqua or any of the Aqua
Subsidiaries to any state or Federal agency, program, or fiscal intermediary, or (B) requires or prohibits any activity by Aqua or any of the Aqua Subsidiaries; and which, in the case of either
(A) or (B) of this sentence, is either punitive in nature, or serves as a civil penalty.

SECTION 3.12 Compliance with Applicable Laws; Compliance Program. (a)
The business of Aqua and the Aqua Subsidiaries is currently being conducted and since January
1, 2004 has been conducted in compliance with all applicable Laws, including those relating to licensure, certification, and operation of clinical laboratories, individuals providing services in or to clinical laboratories, reimbursement for products or services provided by Aqua and the Aqua
Subsidiaries, submission of claims to any payor, including Medicare, Medicaid or other third party payors, for items or services, and Environmental Laws (as defined in Section 3.16), except for instances of noncompliance that, individually and in the aggregate, have not had and could not reasonably be expected to have an Aqua Material Adverse Effect. Neither Aqua nor any
Aqua Subsidiaries have received any written notice asserting a failure to comply with any Law, which failure has had or could reasonably be expected to have an Aqua Material Adverse Effect, and which notice has not prior to the date of this Agreement been fully and completely resolved.
This Section 3.12 does not relate to matters with respect to Taxes, which are the subject of
Section 3.08.

(b) Aqua and the Aqua Subsidiaries have timely filed all material filings and reports of every kind whatsoever required by Law or by written or oral Contract or otherwise to have been filed or made with respect to the provision of services by Aqua and the Aqua

Subsidiaries to third-party purchasers, including, but not limited to, Medicare and Medicaid, insurance carriers and other fiscal intermediaries. No validation review or program integrity review related to Aqua and the Aqua Subsidiaries has been conducted by any commission, board or agency in connection with the Medicare or Medicaid program, and no such reviews are scheduled, pending or, to Aqua’s knowledge, threatened against or affecting Aqua or the Aqua
Subsidiaries or the consummation of the transactions contemplated hereby.

(c) Aqua and the Aqua Subsidiaries maintain an effective voluntary compliance program to promote compliance with Law that is consistent with model compliance guidance issued by the United States Department of Health and Human Services Office of
Inspector General (“OIG”) and applicable laws and regulations. To the knowledge of Aqua, no individual employed by, contracting independently with or otherwise providing services or supplies in connection with the conduct of business by Aqua or any Aqua Subsidiary is excluded from participation in the Medicare or Medicaid programs or is listed on the excluded individuals list published by the OIG.

SECTION 3.13 Material Contracts. (a) Section 3.13(a) of the Aqua Disclosure
Letter sets forth a list of the following Contracts, whether written or oral (and if oral, a complete and accurate summary thereof) to which Aqua or any Aqua Subsidiary is a party, in each case to the extent in effect on this date of this Agreement (the “Aqua Material Contracts”):

(i) Aqua Benefit Plans or Aqua Benefit Agreements;

(ii) Contracts for the provision of laboratory services to the top 25 customers of Aqua, measured by revenue for the period January to June 2005;

(iii) Contracts providing for the licensing of material Intellectual Property
Rights (as defined in Section 3.14);

(iv) Contracts which are reasonably likely to involve aggregate payments by or to Aqua or any Aqua Subsidiary of more than $2,500,000 annually or $5,000,000 over the remaining term of the Contract), other than the sale of services or products in the ordinary course of business;

(v) real property leases or subleases;

(vi) Contracts that (A) limit the ability of Aqua or any Aqua Subsidiary or affiliate of, or successor to, Aqua, or, to the knowledge of Aqua, any executive officer of
Aqua, to compete in any line of business or with any person or in any geographic area or during any period of time, (B) require Aqua or any Aqua Subsidiary or affiliate of, or successor to, Aqua to use any supplier or third party for all or substantially all of any of its material requirements or need in any respect, (C) limit or purport to limit the ability of
Aqua or any Aqua Subsidiary or affiliate of, or successor to, Aqua to solicit any customers or clients of the other parties thereto, (D) require Aqua or any Aqua Subsidiary or affiliate of, or successor to, Aqua to provide to the other parties thereto “most favored nations” pricing or (E) require Aqua or any Aqua Subsidiary or affiliate of, or successor to, Aqua to market or co-market any products or services of a third party (other than any customer of Aqua or any Aqua Subsidiary);

(vii) Contracts relating to (A) any indebtedness (which does not include accounts payable incurred in the ordinary course of business), notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations for borrowed money, whether current, short-term, or long-term, secured or unsecured, of Aqua or any Aqua Subsidiary, (B) any purchase money indebtedness or earn-out or similar obligation in respect of purchases of property or assets by Aqua or any
Aqua Subsidiary, (C) any lease obligations of Aqua or any Aqua Subsidiary under leases which are capital leases in accordance with GAAP, (D) any financing of Aqua or any
Aqua Subsidiary effected through “special purpose entities” or synthetic leases or project financing, (E) any obligations of Aqua or any Aqua Subsidiary in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (F) any obligation or liability of Aqua or any Aqua Subsidiary with respect to interest rate swaps, collars, caps, currency derivatives and similar hedging obligations or (G) any guaranty of any of the foregoing (the liabilities and obligations referred to in (A) through (G) above, “Indebtedness”);

(viii) Contracts entered into by Aqua or any of the Aqua Subsidiaries and any other person providing for the acquisition by Aqua or such Aqua Subsidiary (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division or unit thereof or any material amount of assets of such other person, and information identifying the maximum amounts, if any, that are still payable or potentially payable to any other person under such Contracts pursuant to any post-closing adjustment to the purchase price (including under any “earnout” or other similar provision);

(ix) stockholder agreements, registration rights agreements, voting trusts or other Contracts to which Aqua is a party or by which it is bound relating to the voting of any shares of the capital stock of Aqua,

(x) joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities of any person by Aqua or any Aqua Subsidiary with any third person;

(xi) all confidentiality, non-disclosure or standstill agreements entered into by
Aqua or any of the Aqua Subsidiaries (other than in the ordinary course of business); and

(xii) other Contracts not covered by the foregoing, that are otherwise material to Aqua and the Aqua Subsidiaries, taken as a whole.

(b) Aqua has made available to Parent or publicly filed as exhibits to the Aqua
SEC Documents true, complete and correct copies of all written Contracts required to be listed in
Section 3.13(a) of the Aqua Disclosure Letter, together with all amendments, waivers or other changes thereto, and a complete and accurate written summary of each oral Contract required to be listed. All Aqua Material Contracts are in full force and effect, constitute legal, valid and binding obligations of the respective parties thereto, and are enforceable in accordance with their respective terms. Aqua or the Aqua Subsidiary that is a party to any Aqua Material Contract has in all material respects performed all of the obligations required to be performed by it to the date of this Agreement, and there exists no default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a default, in the performance by Aqua or such applicable Aqua Subsidiaries or, to the knowledge of Aqua, any other party to any Aqua Material
Contract of their respective obligations thereunder. Neither Aqua nor any Aqua Subsidiary has received any written notice of the intention of any party to terminate or cancel any Aqua Material
Contract, whether as a termination or cancellation for convenience or for default of Aqua or any
Aqua Subsidiary thereunder.

SECTION 3.14 Intellectual Property. Aqua and the Aqua Subsidiaries own, or
are validly licensed or otherwise have the right to use, all patents, patent rights, patented inventions, proprietary rights, trade secrets, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of Aqua and the Aqua Subsidiaries, as conducted on the date of this Agreement, taken as a whole. No claims are pending or, to the knowledge of Aqua, threatened that Aqua or any of the Aqua Subsidiaries is infringing or has since January 1, 2002 infringed the rights of any person with regard to any Intellectual Property Right. To the knowledge of Aqua, no person is infringing or since January 1, 2002 has infringed the rights of
Aqua or any of the Aqua Subsidiaries with respect to any Intellectual Property Right. To the knowledge of Aqua, there is no prior art that may render any patent held by or licensed to Aqua or any Aqua Subsidiary invalid or any patent application held by or licensed to Aqua or any
Aqua Subsidiary unpatentable which has not been disclosed to the Office to which the patent application was made. To the knowledge of Aqua, there has been no inequitable conduct with respect to the prosecution of any patent or patent application held by or licensed to Aqua or any
Aqua Subsidiary.

SECTION 3.15 Aqua Permits. (a) Each of Aqua and the Aqua Subsidiaries has
obtained any and all material licenses, franchises, permits, easements, rights, consents, orders, approvals, variances, exemptions, accreditations and other authorizations of or issued by any
Governmental Entity required by Law or otherwise necessary to enable Aqua or the Aqua
Subsidiaries to (i) conduct the business of Aqua as heretofore conducted and (ii) obtain reimbursement related to services provided in connection with the Medicare or Medicaid programs, and all contracts, programs and other arrangements with third-party payers, insurers or fiscal intermediaries (collectively, the “Aqua Permits”). Aqua Permits are, and after giving effect to the consummation of the transactions contemplated hereby, will continue to be, valid and in full force and effect and no violations exist in respect thereof, except for violations that, individually and in the aggregate, have not had and could not reasonably be expected to have an
Aqua Material Adverse Effect.

(b) To the knowledge of Aqua, all individuals employed by, or providing services as individual contractors to, Aqua or any Aqua Subsidiary in connection with the conduct of business by Aqua or any Aqua Subsidiary have obtained and currently maintain all necessary Aqua Permits required to perform such services or provide such supplies to Aqua or the Aqua Subsidiaries.

SECTION 3.16 Environmental Matters. Except as has not had and could not reasonably be expected to have an Aqua Material Adverse Effect, (i) to the knowledge of Aqua,

no facts, circumstances or conditions exist with respect to any real property now or previously owned, leased and/or operated by Aqua or by any Aqua Subsidiary or affiliates (“Aqua Real
Property”) that have resulted or could reasonably be expected to result in a violation of any
Environmental Law, (ii) there has been no Release (as defined herein) of any Hazardous
Substance (as defined herein) on, at, from or, to the knowledge of Aqua, to any Aqua Real
Property, (iii) to Aqua’s knowledge, there has been no Release of any Hazardous Substance on, at, to or from any property adjacent to or in the immediate vicinity of the Aqua Real Property which, through soil, subsoil, bedrock, surface or ground water migration, has come or could reasonably be expected to come to be located on the Aqua Real Property, (iv) none of the Aqua
Real Property has been used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site, except in each case in this paragraph (iv) in material compliance with applicable
Law, and (v) there are no underground storage tanks located on or beneath any of the Aqua Real
Property. As used in this Agreement, (i) the term “Environmental Law” means any Law relating to the protection of the environment, health, safety and natural resources, including for the prevention of pollution or contamination, or the cleanup, regulation and protection of the air, water or soil in the indoor or outdoor environment, (ii) the term “Release” means the spill, emission, leaking, pumping, injecting, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance into the indoor or outdoor environment, in each case other than in material compliance with applicable Law, and (iii) the term “Hazardous
Substances” means any pollutant, contaminant, effluent, emission, radioactive substance, toxic substance, hazardous waste, hazardous material, medical waste, radioactive waste, petroleum or petroleum derived substance or waste, asbestos (and any substance containing asbestos), polychlorinated biphenyls, flammable explosives, methane, chemicals known to cause cancer or reproductive toxicity, any material that, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential threat to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported, or otherwise handled, all other substances or related materials defined as hazardous or toxic in, or otherwise included within the scope of, any Environmental Law, and any hazardous or toxic constituent thereof.

SECTION 3.17 Real Property. Aqua does not own any real property. Aqua or one of the Aqua Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by Aqua or any of the Aqua Subsidiaries (the “Aqua Leased Property”). To
Aqua’s knowledge, (i) Aqua or one of the Aqua Subsidiaries has the right to use and occupy the
Aqua Leased Property for the full term of the lease or sublease relating thereto, and (ii) neither
Aqua nor any of the Aqua Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby or exercised any option or right thereunder except as has not had and as could not reasonably be expected to have, individually or in the aggregate, an Aqua Material Adverse Effect.

SECTION 3.18 Insurance. Aqua and the Aqua Subsidiaries, taken as a whole, are covered by valid and currently effective insurance policies issued in favor of Aqua and the
Aqua Subsidiaries that are customary in all material respects for companies of similar size and financial condition in Aqua’s industry. All such policies are in full force and effect, all premiums due and payable thereon have been paid and Aqua and the Aqua Subsidiaries have complied with the provisions of such policies, except where such failure to be in full force and effect, such nonpayment or such noncompliance has not had and could not reasonably be expected to have, individually or in the aggregate, an Aqua Material Adverse Effect. Section
3.18 of the Aqua Disclosure Letter contains a list of the policies issued to Aqua and the Aqua
Subsidiaries that are in effect on the date of this Agreement. None of Aqua or any of the Aqua
Subsidiaries has been advised of any defense to coverage or reservation of rights in connection with any material claim to coverage asserted or noticed by Aqua or any of the Aqua Subsidiaries under or in connection with any of their existing insurance policies. None of Aqua or any of the
Aqua Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering Aqua or the Aqua Subsidiaries that Aqua reasonably believes will cause a cancellation or non-renewal of existing policies or binders or a material decrease in coverage or a material increase in deductible or self insurance retention.

SECTION 3.19 Labor Matters. None of Aqua or any of the Aqua Subsidiaries is
a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. None of Aqua or any of the Aqua
Subsidiaries is the subject of a proceeding asserting that Aqua or any of the Aqua Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act)
or seeking to compel Aqua or any of the Aqua Subsidiaries to bargain with any labor organization as to wages and conditions of employment. There is (i) no strike or material labor dispute, slowdown or stoppage pending or, to the knowledge of Aqua, threatened against Aqua or any of the Aqua Subsidiaries and (ii) to the knowledge of Aqua, no union certification petition has been filed with respect to the employees of Aqua or the Aqua Subsidiaries. None of Aqua or any of the Aqua Subsidiaries has received written notice of the intent of any Governmental
Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to employees of Aqua or any of the Aqua Subsidiaries and, to the
knowledge of Aqua, no such investigation is in progress. Aqua and Aqua Subsidiaries have at all times complied with the provisions of the Workers Adjustment and Retraining Notification
Act of 1988.

SECTION 3.20 Affiliate Contracts and Affiliated Transactions. No officer or director of Aqua or any Aqua Subsidiary (or, to Aqua’s knowledge, any family member of any such person who is an individual or any entity in which any such person or any such family member owns a material beneficial interest) or any person owning 5% or more of Aqua Common
Stock is a party to any material Contract with or binding upon Aqua or any of the Aqua
Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by Aqua or any of the Aqua Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.

SECTION 3.21 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Aqua.

ARTICLE IV

Representations and Warranties with respect to Holdings and
Merger Sub

Aqua, Holdings and Merger Sub, jointly and severally, represent and warrant to
Founder Parties that:

SECTION 4.01 Organization, Standing and Power. Each of Holdings and
Merger Sub is duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to conduct its businesses as presently conducted.

SECTION 4.02 Holdings. (a) Since the date of its incorporation, Holdings has not carried on any business or conducted any operations other than the execution of this
Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

(b) On the date of this Agreement, the authorized capital stock of Holdings consists of 100 shares of Holdings Common Stock and Holdings is a wholly owned subsidiary of
Aqua.

SECTION 4.03 Merger Sub. (a) Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this
Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Holdings free and clear of any Lien.

SECTION 4.04 Authority; Execution and Delivery, Enforceability. (a) Each of
Holdings and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of
Holdings and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Holdings and Merger
Sub. Holdings, as sole stockholder of Merger Sub, has adopted this Agreement. Each of
Holdings and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) Holdings has all requisite corporate power and authority to execute and deliver the Holdings Agreements and to consummate the transactions contemplated by the
Holdings Agreements. The execution and delivery by Holdings of the Holdings Agreements and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Holdings. The Holdings Agreements, when executed and delivered by Holdings and the other parties thereto, will constitute Holdings’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4.05 No Conflicts. The execution and delivery by Holdings and
Merger Sub of this Agreement do not, and the execution and delivery by Holdings of the
Holdings Agreements will not, and the consummation of the Transactions and the transactions contemplated by the Holdings Agreements and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Holdings or Merger Sub under, any provision of (i) the charter or organizational documents of Holdings or Merger Sub, (ii) any Contract to which Holdings or
Merger Sub is a party or (iii) any Judgment or Law applicable to Holdings or Merger Sub.

SECTION 4.06 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdings or Merger Sub.

ARTICLE V

Representations and Warranties of Aqua Stockholders

Each Aqua Stockholder represents and warrants to Founder Parties, as to itself only, that:

SECTION 5.01 Organization; Authority; Execution and Delivery, Enforceability.
Such Aqua Stockholder, if it is not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Such Aqua Stockholder (a) if it is not an individual, has all requisite power and authority and (b) if he or she is an individual, has the legal capacity, in each case to execute and deliver this Agreement and the Holdings
Agreements to which he, she, or it is a party and to consummate the Transactions and the transactions contemplated by the Holdings Agreements to which he, she, or it is a party. The execution and delivery by such Aqua Stockholder, if it is not an individual, of this Agreement and the Holdings Agreements to which it is a party and the consummation by it of the
Transactions and the transactions contemplated by the Holdings Agreements to which it is a party have been duly authorized by all necessary action on the part of such Aqua Stockholder.
Such Aqua Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes, and the Holdings Agreements to which he, she, or it is a party, when executed by all the parties thereto, will constitute, his, her or its legal, valid and binding obligation, enforceable against him, her or it in accordance with its terms.

SECTION 5.02 No Conflicts. The execution and delivery by such Aqua
Stockholder of this Agreement do not, and the execution and delivery by such Aqua Stockholder of the Holdings Agreements to which he, she, or it is a party will not, and the consummation of the Transactions and the transactions contemplated by the Holdings Agreements to which he,

she, or it is a party and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Aqua Stockholder under, any provision of (i) the charter or organizational documents of such Aqua Stockholder, if it is not an individual, (ii) any Contract to which such Aqua
Stockholder is a party or (iii) any Judgment or Law applicable to such Aqua Stockholder.

SECTION 5.03 Aqua Common Stock. Such Aqua Stockholder is the record and beneficial owner of, and has good title to, the shares of Aqua Common Stock to be contributed to
Holdings pursuant to the Aqua Stockholder Exchange, free and clear of any Liens.

SECTION 5.04 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Aqua Stockholder.

ARTICLE VI

Representations and Warranties of Founder Parties

Each Founder Party represents and warrants to Aqua, Holdings, Merger Sub and the Aqua Stockholders as to itself only, that:

SECTION 6.01 Organization; Authority; Execution and Delivery, Enforceability.
Such Founder Party, if it is not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Such Founder Party (a) if it is not an individual, has all requisite power and authority, and (b) if he or she is an individual, has the legal capacity, in each case to execute and deliver this Agreement and the Holdings
Agreements to which he, she or it is a party and to consummate the Transactions and the transactions contemplated by the Holdings Agreements to which he, she or it is a party. The execution and delivery by such Founder Party, if it is not an individual, of this Agreement and the Holdings Agreements to which he, she or it is a party and the consummation by such Founder
Party of the Transactions and the transactions contemplated by the Holdings Agreements to which he, she or it is a party have been duly authorized by all necessary action on the part of such Founder Party. Such Founder Party has duly executed and delivered this Agreement, and this Agreement constitutes, and the Holdings Agreements to which he, she or it is a party, when executed by all the parties thereto, will constitute, such Founder Party’s legal, valid and binding obligation, enforceable against him, her or it in accordance with its terms.

SECTION 6.02 No Conflicts. The execution and delivery by such Founder Party of this Agreement do not, and the execution and delivery by such Founder Party of the Holdings
Agreements to which he, she or it is a party will not, and the consummation of the Transactions and the transactions contemplated by the Holdings Agreements to which he, she or it is a party, and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Founder
Party under, any provision of (i) the charter or organizational documents of such Founder
Stockholder, if it is not an individual, (ii) any Contract to which such Founder Party is a party or
(iii) any Judgment or Law applicable to such Founder Party.

SECTION 6.03 Silver Common Stock. Such Founder Party is the record and beneficial owner of, and has good title to, the shares of Silver Common Stock to be contributed to Holdings pursuant to the Founder Exchange, free and clear of any Liens.

SECTION 6.04 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Founder Party.

ARTICLE VII

Covenants Relating to Conduct of Business

SECTION 7.01 Conduct of Business. (a) Conduct of Business. Except for
matters set forth in the Aqua Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, Aqua shall, and shall cause each Aqua
Subsidiary to, (i) conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, (ii) use all reasonable efforts to preserve intact its current business organization, (iii) use all reasonable efforts to keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, and (iv) comply, in all material respects, with all applicable Laws. Except for matters set forth in the Aqua Disclosure
Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the
Effective Time, Aqua shall not, and shall not permit any Aqua Subsidiary to, do any of the following without the prior written consent of Founder Parties:

(A) (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Aqua to its parent, (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than any of the foregoing by a direct or indirect wholly owned subsidiary of Aqua, or (3) purchase, redeem or otherwise acquire any shares of capital stock of Aqua or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(B) issue, deliver, sell or grant (1) any shares of its capital stock, (2) any Voting
Aqua Debt or other voting securities, (3) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Aqua Debt, voting securities or convertible or exchangeable securities or (4) any “phantom” stock,
“phantom” stock rights, stock appreciation rights or stock-based performance units, other than in the case of clauses (1), (2), (3) and (4) (x) any such issuance, delivery, sale or grant pursuant to an equity plan approved by the Board of Directors of Aqua, (y)

issuances upon the exercise of any options for Aqua Common Stock and (z) issuances to
Aqua or a wholly owned subsidiary of Aqua;

(C) amend or propose to amend the certificate of incorporation, bylaws or other comparable organizational documents of Aqua, Holdings or Opco (other than the filing of the Restated Holdings Charter contemplated by this Agreement);

(D) sell, lease (as lessor), license or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to Aqua and the Aqua Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

(E) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(F) knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations or warranties of Aqua hereunder being untrue in any material respect; or

(G) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Except for matters set forth in the Aqua Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, Aqua shall not, without the prior written consent of Founder Parties, (i) take, or omit to take, any action that could reasonably be expected to result in a breach of the fiduciary duties of Aqua or its board of directors to the Founder Parties under the DGCL, or (ii) take any action which
Holdings would be prohibited from taking without the consent of, or notice to, the Founder
Parties under the terms of the Holdings Stockholders Agreement or applicable Law without obtaining such consent or providing such notice (assuming, in each case, for such purposes that on the date of this Agreement each of the Aqua Stockholders and each of the Founder Parties hold shares of Aqua capital stock equivalent to the shares of Holdings Common Stock and
Holdings Preferred Stock to be received by such parties upon consummation of the
Transactions).

(c) Advice of Changes. Aqua shall promptly advise Founder Parties orally and in writing of any change or event that has or could reasonably be expected to have an Aqua
Material Adverse Effect.

ARTICLE VIII

Additional Agreements

SECTION 8.01 Access to Information; Confidentiality. Aqua shall, and shall cause each of the Aqua Subsidiaries to, afford to Founder Parties and to the Founder Parties’
officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all Aqua properties, books, contracts, commitments, personnel and records and, during such period, Aqua shall, and shall cause each of its subsidiaries to, furnish promptly to Founder
Parties (a) a copy of each report, schedule, registration statement and other document filed by

Aqua during such period pursuant to the requirements of Federal or state securities laws and
(b) all other information concerning Aqua business, properties and personnel as Founder Parties may reasonably request; provided, however, that Aqua may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party or
(ii) such portions of documents or information relating to pricing or other matters that are highly competitively sensitive. If any material is withheld by Aqua pursuant to the proviso to the preceding sentence, Aqua shall inform Founder Parties as to the general nature of what is being withheld.

SECTION 8.02 Best Efforts; Notification. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all necessary Consents of Governmental Entities and the making of all necessary registrations, declarations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Notwithstanding the foregoing, this
Section 8.02 shall not require any party to provide any financing for any of the Transactions that has not otherwise been agreed to be provided by such party pursuant to the other provisions of this Agreement.

SECTION 8.03 Fees and Expenses. All fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

SECTION 8.04 Public Announcements. The parties will consult with each other and will mutually agree upon any press release or other public announcement pertaining to the
Transactions and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

SECTION 8.05 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by Holdings, Merger Sub or the Surviving Corporation.

ARTICLE IX

Conditions Precedent

SECTION 9.01 Conditions to Each Party’s Obligation To Effect The
Transactions. The respective obligation of each party to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Antitrust. The waiting period (and any extension thereof) applicable to the
Transactions under the HSR Act shall have been terminated or shall have expired and any
Consents of, filings with and notices to, all Governmental Entities required of the parties hereto or any of their respective subsidiaries or other affiliates in connection with the Transactions, shall have been obtained, effected or made.

(b) No Injunctions or Restraints. No Judgment or Law preventing the consummation of the Transactions shall be in effect; provided, however, that prior to asserting this condition, each of the parties shall have used its reasonable best efforts to have such legal prohibition removed.

(c) Silver Merger. All conditions to the closing of the Silver Merger (other than the consummation of the Holdings Subscription, the Aqua Stockholder Exchange, the
Founder Exchange or the Merger), shall have been satisfied or waived in accordance with the terms of the Silver Merger Agreement.

SECTION 9.02 Conditions to Obligations of Aqua, Holdings, Merger Sub and
the Aqua Stockholders. The obligations of Aqua, Holdings, Merger Sub and the Aqua
Stockholders to effect the Transactions are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of
Founder Parties in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date, other than for such failures to be true and correct that, individually and in the aggregate, have not had and could not have a material adverse effect on the ability of
Founder Parties to consummate the Transactions. Aqua and Holdings shall have received a certificate signed on behalf of Founder Parties by Founder to such effect.

(b) Performance of Obligations of Founder Parties. Founder Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Aqua and Holdings shall have received a certificate signed on behalf of Founder Parties by Founder to such effect.

SECTION 9.03 Conditions to Obligations of Founder Parties. The obligations of
Founder Parties to effect the Transactions are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of
Aqua (i) set forth Sections 3.01, 3.03, 3.04, 3.05(a) and 3.21 in this Agreement (collectively, the
“Specified Sections”) shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date)

and (ii) set forth in this Agreement (other than the Specified Sections), disregarding qualifications as to “materiality”, “Aqua Material Adverse Effect” or words of similar import, shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties, disregarding qualifications as to “materiality”, “Aqua
Material Adverse Effect” or words of similar import, shall be true and correct as of such earlier date), other than, in the case of clause (ii) only, for such failures to be true and correct that, individually and in the aggregate, have not had an Aqua Material Adverse Effect. The representations and warranties of Holdings, Merger Sub and Aqua Stockholders in this
Agreement, disregarding qualifications as to “materiality”, “Aqua Material Adverse Effect” or words of similar import, shall be true and correct as of the Closing Date as though made on the
Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties, disregarding qualifications as to
“materiality”, “Aqua Material Adverse Effect” or words of similar import, shall be true and correct on and as of such earlier date), other than for such failures to be true and correct that, individually and the aggregate, have not had and could not reasonably be expected to have an
Aqua Material Adverse Effect. Founder shall have received a certificate signed on behalf of
Aqua by the chief executive officer of Aqua to such effect with respect to the representations and warranties of Aqua, Holdings and Merger Sub.

(b) Performance of Obligations of Aqua and Holdings. Aqua and Holdings
shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date (other than pursuant to Section 7.01(b)), and
Founder shall have received a certificate signed on behalf of Aqua by the chief executive officer of Aqua to such effect.

(c) Restated Holdings Charter. The Restated Holdings Charter shall have been filed with the Secretary of State of the State of Delaware, and such charter shall have been certified by such official as the Amended and Restated Certificate of Incorporation of Holdings.

(d) Absence of Aqua Material Adverse Effect. There shall not have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstances or state of facts, that has had or could reasonably be expected to have, individually or in the aggregate, an Aqua Material Adverse
Effect.

ARTICLE X

Termination, Amendment and Waiver

SECTION 10.01 Termination. (a) This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the termination of the
Silver Merger Agreement in accordance with its terms.

(b) This Agreement may be terminated by either Aqua or Founder Parties:

(i) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable;
or

(ii) if any condition to the obligation of such party to consummate the
Transactions set forth in Section 9.02 (in the case of Aqua and Holdings) or 9.03 (in the case of Founder Parties) becomes incapable of satisfaction prior to the Outside Date (as such term is defined in the Silver Merger Agreement); provided, however, the failure of such condition is not the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

SECTION 10.02 Effect of Termination. In the event of termination of this
Agreement as provided in Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto or their respective affiliates, officers, directors or stockholders, other than Section 3.15, Section 4.06, Section 5.04,
Section 6.04, Section 8.03, this Section 10.02 and Article XI, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any provision set forth in this Agreement.

SECTION 10.03 Amendment; Extension; Waiver. (a) Other than in accordance with Sections 1.01(a), 1.01(b) and 1.07, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

(c) At any time, the parties may to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (ii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by
Law.

(d) The prior written consent of Silver shall be required for any amendment, extension or waiver of any provision of this Agreement that, in any case, (i) increases the economic value of the aggregate consideration to be received by the Founder Parties for each share of Silver Common Stock to be contributed to Holdings by the Founder Parties in the
Founder Exchange, or (ii) changes or otherwise has the effect of changing any other provision of this Agreement, which change could reasonably be expected to prevent or materially delay the consummation of the Transactions.

ARTICLE XI

General Provisions

SECTION 11.01 Nonsurvival of Representations, Warranties, Covenants and
Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the
Effective Time, except the representations and warranties of Holdings, the Aqua Stockholders and the Founder Parties set forth in Articles IV, V and VI and the covenant set forth in Section
7.01(b) shall, in each case, survive the Effective Time. This Section 11.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the
Effective Time (which covenant or agreement shall survive in accordance with its terms).

SECTION 11.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given
(i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EST) on any business day or on any day other than a business day or (iv) five business days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

(a) if to Aqua, Holdings, Merger Sub or Aqua Stockholders, to:

c/o AmeriPath, Inc.
7111 Fairway Drive, Suite 400
Palm Beach Gardens, Florida 33418
Facsimile: (561) 841-8527
Attention: Jarod T. Moss, Esq.

with a copies to:

Welsh, Carson, Anderson & Stowe IX, L.P.
320 Park Avenue, Suite 2500
New York, New York 10022
Facsimile: (212) 893-9566
Attention: D. Scott Mackesy

and

Ropes & Gray LLP
45 Rockefeller Plaza
New York, New York 10111
Facsimile: 212-841-5725
Attention: Othon A. Prounis, Esq.

(b) if to Founder Parties, to the addresses set forth on Schedule 1.01(b), with copies to:

Guth Christopher LLP
10866 Wilshire Blvd., Suite 1250
Los Angeles, California 90024
Facsimile: 310-470-8354
Attention: Theodore E. Guth, Esq.

and

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Facsimile: 212-326-2061
Attention: Spencer D. Klein, Esq.
Gregory D. Puff, Esq.

SECTION 11.03 Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

An “Aqua Material Adverse Effect means any change, effect, event, occurrence or circumstance that has a material adverse effect on (i) the business, financial condition or results of operations of Aqua and the Aqua Subsidiaries, taken as a whole, or (ii) the ability of Aqua to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, in the case of each of (i) and (ii) other than effects relating to (A) changes, effects, events, occurrences or circumstances that generally affect the
United States economy or the industries in which Aqua operates (other than changes in Law that do not exist and have not been proposed prior to the date of this Agreement) and, in each case, that do not have a materially disproportionate impact on Aqua and the Aqua Subsidiaries, taken as a whole, (B) changes in Law (but only to the extent such changes exist or have been proposed prior to the date of this Agreement) or reimbursement policies or practices of customers, (C) the announcement of this Agreement or the Transactions, or (D) those matters described in Section
11.03 of the Aqua Disclosure Letter.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 11.04 Interpretation. When a reference is made in this Agreement to a
Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Whenever the words “include”,
“includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Unless otherwise provided herein, each accounting term used in this
Agreement has the meaning given to it in accordance with GAAP. When used herein, the phrase
“to the knowledge of” any person or any similar phrase means the actual knowledge of the officers and directors of such person and such person’s subsidiaries and other individuals who have similar powers and duties as the officers of such persons, and the knowledge of facts that such individuals should have after reasonable due inquiry. The definitions contained in this
Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes.
References to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a person are also to its successors and permitted assigns.

SECTION 11.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

SECTION 11.06 Counterparts. This Agreement may be executed in one or more counterparts (and delivered by facsimile), all of which shall be considered one and the same original agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 11.07 Entire Agreement; Third-Party Beneficiaries. This Agreement,
taken together with the Silver Merger Agreement, the Confidentiality Agreement (as defined in the Silver Merger Agreement) and the Aqua Disclosure Letter and the other schedules to this
Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b)
except for the provisions of Section 10.03(c), are not intended to confer upon any person other than the parties any rights or remedies. Silver shall be an intended third party beneficiary with respect to Section 10.03(c), and shall be entitled to the rights and benefits of, with full power to enforce, the provisions thereof.

SECTION 11.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

SECTION 11.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties;
provided, that any Aqua Stockholder shall have the right to assign all or any portion of its rights to subscribe and pay for shares of Holdings Common Stock and Holdings Preferred Stock, and
receive such shares from Holdings, in each case, pursuant to Section 1.01(a)(i), to any other person approved by Holdings (it being understood that any such assignment shall not relieve such assigning Aqua Stockholder of its obligations under Section 1.01(a)(i) if and to the extent such assignee elects not to undertake such subscription or make such payment at the time the
Holdings Subscription is consummated). Any purported assignment other than in accordance with this Section 11.09 shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 11.10 Enforcement; Jurisdiction; WAIVER OF JURY TRIAL. The
parties acknowledge and agree that irreparable damage (for which money damages would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any Federal court, in each case, located in New York County, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in New
York County in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of any action arising out of this Agreement or any Transaction in any such court, (d) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any New York state court or any Federal court, in each case, sitting in the New York County and
(e) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION
RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION.

IN WITNESS WHEREOF, Aqua, Holdings, Merger Sub, Aqua Stockholders, and
Founder Parties have duly executed this Agreement, all as of the date first written above.

AMERIPATH HOLDINGS, INC.

By:	/s/ DONALD E. STEEN
Name:	Donald E. Steen
Title:	Chief Executive Officer

AMERIPATH GROUP HOLDINGS, INC.

By:	/s/ DONALD E. STEEN
Name:	Donald E. Steen
Title:	Chief Executive Officer

AQUA ACQUISITION CORP.

By:	/S/ DONALD E. STEEN
Name:	Donald E. Steen
Title:	President

Aqua Stockholders:

WELSH, CARSON, ANDERSON
& STOWE IX, L.P.

By:	WCAS IX Associates, LLC,
its General Partner

By:	/s/ D. SCOTT MACKESY
Name:	D. Scott Mackesy
Title:	Manager

WCAS CAPITAL PARTNERS III, L.P.

By:	WCAS CP III Associates, LLC,
its General Partner

By:	/s/ D. SCOTT MACKESY
Name:	D. Scott Mackesy
Title:	Manager

Founder Parties:

SPECIALTY FAMILY LIMITED PARTNERSHIP

By:	/s/ JAMES B. PETER
James B. Peter, M.D.,
as Managing General Partner

By:	The Peter Family Revocable Trust,
as a General Partner

By:	/s/ JAMES B. PETER
James B. Peter, M.D.,
as Trustee

and

By:	/s/ JOAN C. PETER
Joan C. Peter,
as Trustee

By:	/s/ DEBORAH A. ESTES
Deborah A. Estes,
as a General Partner

JAMES B. PETER, JR. THIRD GENERATION TRUST

By:	/s/ DEBORAH A. ESTES
Deborah A. Estes,
as a Trustee

JOAN C. NONEMAN THIRD GENERATION TRUST

By:	/s/ CHRISTINE M. GARD
Christine M. Gard,
as a Trustee

DEBORAH A. ESTES THIRD GENERATION TRUST

By:	/s/ ARTHUR L. PETER
Arthur L. Peter,
as a Trustee

and

By:	/s/ KAREN M. CANE
Karen M. Cane,
as a Trustee

CHRISTINE M. GARD THIRD GENERATION TRUST

By:	/s/ JOAN C. NONEMAN
Joan C. Noneman,
as a Trustee

KAREN M. CANE THIRD GENERATION TRUST

By:	/s/ ARTHUR L. PETER
Arthur L. Peter,
as a Trustee

and

By:	/s/ CHRISTINE M. GARD
Christine M. Gard,
as a Trustee

ARTHUR L. PETER THIRD GENERATION TRUST

By:	/s/ JAMES B. PETER, JR.
James B. Peter, Jr.,
as a Trustee

ARTHUR L. PETER AND MIA M. LINDSAY, AS JOINT TENANTS

By:	/s/ ARTHUR L. PETER
Arthur L. Peter,
as a Co-Tenant

and

By:	/s/ MIA M. LINDSAY
Mia M. Lindsay,
as a Co-Tenant

/s/ JAMES B. PETER, JR.
James B. Peter, Jr.,
in his individual capacity